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                                                                    EXHIBIT 23

                    INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the registration statements (Nos. 333-59309, 333-90108, 333-12321, 333-27611 and 333-90110) on Form S-3
and registration statements (Nos. 33-64580, 33-89726, 333-2404, 333-3480,
333-59529 and 333-57766) on Form S-8 of Mothers Work, Inc. of our report dated July 2, 2002, with respect to the consolidated balance sheets of Mothers Work, Inc. as of September 30, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended September 30, 2001, which report appears in the September 30, 2001, annual report on Form 10-K/A Amendement No.3 of Mothers Work, Inc.

                                            /s/ KPMG LLP


Philadelphia, Pennsylvania
July 15, 2002